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Exhibit 4.5

License Agreement

        Effective August 20, 2002 ("EFFECTIVE DATE"), GeneType AG, a wholly owned subsidiary of Genetic Technologies Limited, having an office at 60-66 Hanover Street, Fitzroy, Victoria 3065, Australia ("LICENSOR") and Perlegen Sciences, Inc., having an office at 2021 Stierlin Court, Mountain View, California, 94043 ("LICENSEE"), agree as follows:

ARTICLE I
 BACKGROUND

1.1
LICENSOR represents that it has certain intellectual property rights pertaining to genetic analysis technologies in respect to which it is prepared to grant a license to LICENSEE.

1.2
LICENSEE wishes to acquire a license under and to obtain access to LICENSOR's intellectual property rights.

ARTICLE II
 GENERAL DEFINITIONS AND RELATIONSHIPS AMONG DEFINITIONS

2.1
"AFFILIATE" means any corporation or business entity which is controlled by LICENSEE. For the purpose of this Section 2.1, the word "control" means the ownership and control, directly or indirectly, of at least 80% of the voting shares entitled to vote in the election of directors of the corporation or entity, and in the context of a partnership, joint venture or other form of business enterprise the right to receive at least 80% of the net proceeds of such enterprise.

2.2
"AGREEMENT" means this document, its attachments, all addenda, schedules, exhibits, appendices, and any amendments to the foregoing.

2.3
"HIGH RESOLUTION, WHOLE GENOME ANALYSIS" means genetic analysis using or based upon, in whole or in part, the genotyping of more than One Hundred Thousand (100,000) putative single nucleotide polymorphisms, such polymorphisms found in Three (3) or more chromosomes of the relevant organism.

2.4
"EXCLUSIVITY PERIOD" means the period extending from the EFFECTIVE DATE until the earlier of (a) one year from the date the claims provided by LICENSEE pursuant to Section 4.1.1(c) herein issue and (b) August 31, 2006.

2.5
"FIELD OF USE" means genetic analysis of mammal species using or based upon HIGH RESOLUTION, WHOLE GENOME ANALYSIS.

2.6
"LICENSED PATENT(S)" means the patents and applications listed in Appendix "A" attached to this AGREEMENT and all reissues, reexaminations, divisionals, continuations, continuations-in-part, substitutions, and extensions of the foregoing, applications therefore, any patents or applications claiming priority to any of the patents or applications listed in Appendix A, and patents which may issue upon such applications, and foreign counterparts of the foregoing.

2.7
"TERM" means the term of the last to expire LICENSED PATENT, except as otherwise provided in Article 7.

2.8
"LICENSED PRODUCT(S)" means LICENSEE's products and/or services of their own design that but for the license granted herein would infringe or contribute to the infringement of one or more claims of a LICENSED PATENT.

2.9
LICENSOR and LICENSEE are hereunder commonly referred to as "parties" (in singular and plural usage, as required by the context).

2.10
"TERRITORY" means worldwide.

2.11
"PERLEGEN ENTITIES" means any corporation or business entity which (i) is incorporated or organized by LICENSEE and not any third party and (ii) is controlled by, controls, or is under common control with LICENSEE. For the purposes of this Section 2.11, the word "control" means the ownership and control, directly or indirectly, of at least 80% of the voting shares entitled to vote in the election of directors of the corporation or entity, and in the context of a partnership, joint venture or other form of business enterprise the right to receive at least 80% of the net proceeds of such enterprise. For purposes of clarity "PERLEGEN ENTITIES" do not and shall not include Affymetrix, Inc.

ARTICLE III
 RELEASE

3.1
LICENSOR agrees that, provided that LICENSEE fully and faithfully discharges all obligations undertaken by it in this AGREEMENT, including, but not limited to, the confidentiality obligations and the obligation to pay fees, LICENSOR shall release, acquit and forever discharge LICENSEE and all purchasers and users of LICENSED PRODUCTS acquired from LICENSEE from all claims, demands, and rights of action which LICENSOR may now have on account of any infringement of any LICENSED PATENT, by performance, prior to the EFFECTIVE DATE, of acts licensed hereunder. Failure of LICENSEE at any time to so discharge its obligations pursuant to the terms of this AGREEMENT shall constitute a waiver of the benefits of this Section 3.1 and shall forthwith restore to LICENSOR its full rights as they existed on the EFFECTIVE DATE; provided, however, that any termination by LICENSEE of this AGREEMENT pursuant to Sections 7.2 or 7.3 shall not constitute such a waiver and this Section 3.1 shall remain in full force and effect notwithstanding such termination if LICENSEE is not in breach of this AGREEMENT on the date of such termination. LICENSOR further agrees not to exercise any such rights against LICENSEE, its AFFILIATES, any PERLEGEN ENTITY, and/or any purchaser and/or user of any LICENSED PRODUCTS acquired from LICENSEE prior to the EFFECTIVE DATE during the TERM; provided, that, LICENSEE is in compliance with this AGREEMENT.

ARTICLE IV
 GRANT TO LICENSEE

4.1
Subject to the remaining terms of this AGREEMENT, LICENSOR hereby grants and agrees to grant to LICENSEE, during the EXCLUSIVITY PERIOD of this AGREEMENT, an exclusive (but for licenses granted prior to the EFFECTIVE DATE and disclosed in Appendix "C" attached to this AGREEMENT), nonassignable (except as otherwise provided for herein), royalty-free license under the LICENSED PATENTS to make, have made, use, sell, offer for sale, distribute, and import LICENSED PRODUCTS in the FIELD OF USE throughout the TERRITORY.

4.1.1
LICENSOR agrees to a) provide LICENSEE reasonable access to and allow LICENSEE to comment upon the prosecution of at least one patent application entitled to the benefit of priority to U.S. Patent No. 5,612,179, U.S. Patent No. 5,851,762, or a patent application to which U.S. Patent No. 5,612,179 or U.S. Patent No. 5,851,762 claims priority, and b) reasonably respond to such comments, and c) allow LICENSEE to provide reasonable claims for presentation in such at least one such patent application, and d) use reasonable efforts in the prosecution of such claims. All costs of patent prosecution will be borne by LICENSOR.

4.1.2
In the event that LICENSEE becomes aware of infringement of the LICENSED PATENTS in the FIELD OF USE during the EXCLUSIVITY PERIOD by an entity that did not have operations,

  products, or services in the field of HIGH RESOLUTION, WHOLE GENOME ANALYSIS prior to the EFFECTIVE DATE, LICENSEE may provide written notice to LICENSOR, along with reasonable evidence of such infringement. LICENSOR may, at its option, within ninety (90) days of such notice elect to bring action in the appropriate court to halt such infringement in at least the FIELD OF USE. In the event that LICENSOR does not elect to bring an action to halt such infringement, LICENSEE and/or any PERLEGEN ENTITY shall be permitted, but not required, to bring such action in its own name, at its own expense, and on its own behalf; provided however, that LICENSEE's and/or any PERLEGEN ENTITY's choice of counsel in pursuing such action must first meet with the reasonable approval of LICENSOR, and LICENSOR shall have reasonable access to all papers, including, but not limited to claims, pleadings, briefs, motions, declarations, and affidavits, prior to filing with the court as well as an opportunity to comment on such papers prior to their filing. In either event, the other party shall provide reasonable cooperation in such action, including, if required by the relevant court, to allow its name to be added to any pleadings or complaint.

4.1.3
In the event that an action is brought pursuant to Section 4.1.2, the party bringing such action shall be entitled to, in any settlement of such action, recovery of all of its costs of enforcement first from any monies obtained in such settlement. Thereafter, the other party shall be allowed to recover 1/2 of all such monies directly attributable to the LICENSED PATENTS in the FIELD OF USE.

4.1.4
In connection with a settlement of an action brought pursuant to Section 4.1.2, LICENSEE shall be entitled to sublicense its rights in the LICENSED PATENTS in the FIELD OF USE during the EXCLUSIVITY PERIOD. LICENSOR shall reasonably cooperate in such licensing activities to provide such licensees with at least non exclusive rights in the FIELD OF USE during the period after the EXCLUSIVITY PERIOD, under reasonable terms and conditions based upon LICENSOR's then going licensing terms to a similarly situated (in terms of territory, field of use, licensed patents, product/service market, anticipated profits, and rights granted) licensee.

4.1.5
LICENSOR will use reasonable efforts to maintain the LICENSED PATENTS including, but not limited to paying all relevant maintenance fees, and responding to actions from the relevant patent offices and/or third parties.

4.2
Subject to the remaining terms of this AGREEMENT, LICENSOR hereby grants and agrees to grant to LICENSEE, after the EXCLUSIVITY PERIOD, but during the TERM of this AGREEMENT, a non-exclusive, nonassignable (except as otherwise provided for herein), royalty-free, license under the LICENSED PATENTS (without the right to sublicense) to make, have made, use, sell, offer for sale, distribute, and import LICENSED PRODUCTS in the FIELD OF USE throughout the TERRITORY.

4.3
LICENSEE may extend this AGREEMENT to its AFFILIATES and/or to the PERLEGEN ENTITIES provided that such AFFILIATES and/or PERLEGEN ENTITIES, as the case may be, are bound by the terms of this AGREEMENT. Upon receiving written notice from LICENSEE regarding it interest in extending this AGREEMENT to cover additional species, LICENSOR agrees to enter into good faith negotiations with LICENSEE for a license, on reasonable terms and conditions, for such additional species based upon LICENSOR's then going licensing terms to a similarly situated (in terms of territory, field of use, licensed patents, product/service market, anticipated profits, and rights granted) licensee.

4.4
The rights and licenses granted by LICENSOR in this AGREEMENT are personal to LICENSEE. LICENSEE shall not assign or otherwise transfer any license or right granted hereunder or any interest therein except as specifically provided in this Agreement, without the written consent of LICENSOR (which may be withheld in LICENSOR's sole and absolute discretion). Any attempted assignment or transfer in violation hereof shall be void and shall automatically terminate all rights of LICENSEE under this AGREEMENT.

ARTICLE V
 PAYMENTS

5.1
Subject to the terms and conditions specified below, as consideration for the rights and licenses granted by this AGREEMENT, LICENSEE will pay to LICENSOR a) within five (5) days of the last execution of this AGREEMENT the sum of Two Hundred Fifty Thousand United States Dollars ($250,000.00), and b) within six (6) months of the last execution of this AGREEMENT the sum of One Hundred Fifty Thousand United States Dollars ($150,000.00), such sums collectively representing a one-time, nonrefundable license issue fee.

5.2
As additional consideration for the rights and licenses granted by this AGREEMENT, LICENSEE agrees to enter into the subscription agreement in Appendix "B", issuing 127,000 shares of LICENSEE's Series B Preferred Stock to LICENSOR.

ARTICLE VI
 WAIVER

6.1
No waiver by either party, express or implied, of any breach of any term, condition, or obligation of this AGREEMENT by the other party shall be construed as a waiver of any subsequent breach of that term, condition, or obligation, or of any other term, condition, or obligation of this AGREEMENT of the same or different nature.

ARTICLE VII
 TERM AND TERMINATION OF AGREEMENT

7.1
This AGREEMENT shall extend from the EFFECTIVE DATE hereof for the TERM, unless terminated earlier as provided below.

7.2
Either party shall have the right to terminate this AGREEMENT upon any material breach of any term or condition of this AGREEMENT by the other party, which has not been corrected within thirty (30) days after receipt of a notice in writing with reference to this Section 7.2. LICENSOR shall have the right to terminate this AGREEMENT in the event that LICENSEE shall become involved in insolvency, dissolution, bankruptcy, or receivership proceedings affecting the operation of its business, or in the event that LICENSEE discontinues business for any reason. In the event of termination of this AGREEMENT all rights granted to LICENSEE hereunder shall revert to LICENSOR.

7.3
LICENSEE shall have the right to terminate this AGREEMENT after June 1, 2003 upon thirty (30) days written notice to LICENSOR.

7.4
Expiration or termination of this AGREEMENT pursuant to this Article VII shall not (i) relieve a party hereto of any obligation accruing to such party prior to such expiration or termination or (ii) result in the waiver of any right or remedy by a party hereto accruing to such party prior to such expiration or termination.

7.5
SURVIVAL: Section 7.4, Article III, Article VI, Article VIII, Article IX, Article X, and all payment obligations incurred prior to termination shall survive the termination of this AGREEMENT.

ARTICLE VIII
 CONFIDENTIALITY, PUBLICITY AND PRESS RELEASES

8.1
DISCLOSURE AND USE: The Parties agree that the terms and conditions set forth in this AGREEMENT shall be deemed confidential information ("CONFIDENTIAL INFORMATION") hereunder. Both parties agree to treat all CONFIDENTIAL INFORMATION in the same manner as it treats its own similar proprietary information, but in no case will the degree of care be less than reasonable care. The parties shall use the CONFIDENTIAL INFORMATION only in performing under this AGREEMENT and shall retain the CONFIDENTIAL INFORMATION in confidence and not disclose to any third party (except as authorized under this AGREEMENT) without the other party's express written consent. The parties shall disclose the CONFIDENTIAL INFORMATION only to those employees and contractors who have a need to know such information for the purposes of this AGREEMENT, and such employees and contractors must have entered into agreements containing confidentiality provisions covering the CONFIDENTIAL INFORMATION, or similar confidential information, with terms and conditions at least as restrictive as those set forth herein.

8.2
PERMITTED USE AND DISCLOSURES: Each party hereto may use or disclose CONFIDENTIAL INFORMATION to the extent such use or disclosure is reasonably necessary in prosecuting or defending litigation, complying with applicable law, stock exchange rules, governmental regulation or court order, submitting information to tax or other governmental authorities, or otherwise exercising its rights hereunder.

8.3
PUBLICITY AND PRESS RELEASES: LICENSOR or LICENSEE may issue appropriate notifications to relevant stock exchanges and issue one or more appropriate media/press releases with regard to the existence of this AGREEMENT within seven (7) days of the EFFECTIVE DATE or as soon as reasonably practical thereafter, provided that the other party is allowed to reasonably comment on such media/press release. Neither party shall publish any other press releases relating to this AGREEMENT without prior written approval of the other party; provided however, that LICENSOR shall be able to disclose to other licensees and/or prospective licensees the identity of LICENSEE and the existence of this AGREEMENT, but not its terms; and LICENSEE shall be able to disclose to customers and prospective customers the identity of LICENSOR and the existence of this AGREEMENT, but not its terms.

ARTICLE IX
 NOTICE

9.1
Any notice, request or statement hereunder shall be deemed to be sufficiently given or rendered when personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested, and if given or rendered to LICENSEE, addressed to:

      Perlegen Sciences, Inc.
      2021 Stierlin Court
      Mountain View, California 94043
      Attn: General Counsel

  or, if given or rendered to LICENSOR, addressed to:

      Dr. Mervyn Jacobson
      Executive Chairman
      Genetic Technologies Limited
      60-66 Hanover Street
      Fitzroy, Victoria 3065
      Australia

  with a copy to:

      Michael A. DeSanctis, Esq.
      Faegre & Benson LLP
      Seventeenth Street, Suite 2500
      Denver, CO 80202
      USA

  or, in any case, to such changed address or person as LICENSOR or LICENSEE shall have specified to the other by written notice pursuant to the terms of this Section 9.1.

ARTICLE X
 MISCELLANEOUS

10.1
LICENSOR warrants that it is the sole and exclusive owner of the entire right, title, and interest in and to the LICENSED PATENTS and the inventions disclosed and claimed therein, and it has the power to grant the licenses granted herein. LICENSOR further warrants that there are no pending, or to LICENSOR's knowledge, threatened actions, suits, proceedings or claims by others against the LICENSED PATENTS that the LICENSED PATENTS infringe or otherwise violate any third party intellectual property right, and LICENSOR has no knowledge of any reasonable basis for any of the foregoing or that the LICENSED PATENTS are not enforceable.

10.2
LICENSEE warrants and represents that (i) it is knowledgeable about the field of genome analysis; and (ii) is not reasonably aware of an entity having operations, products, or services in the field of HIGH RESOLUTION, WHOLE GENOME ANALYIS.

10.3
Nothing contained in this AGREEMENT shall be construed as:

(a)
a warranty or representation by LICENSOR as to the validity or scope of any LICENSED PATENT; or

(b)
a warranty or representation that any manufacture, sale, lease, use or other disposition hereunder will be free from infringement of patents other than those under which and to the extent to which licenses are in force hereunder; or

(c)
except as set forth in Section 4.1.2 herein, an agreement to bring or prosecute actions or suits against third parties for infringement or conferring any right to bring or prosecute actions or suits against third parties for infringement; or

(d)
except as set forth in Section 8.3 herein, conferring any right to use by either party, in advertising, publicity, or otherwise, any trademark, trade name or name, or any contraction, abbreviation or simulation thereof, of the other party; or

(e)
conferring by implication, estoppel or otherwise, upon LICENSEE, any license or other right under any intellectual property or patent, except that expressly granted hereunder.

10.4
INDEMNIFICATION:

(a)
LICENSEE agrees to hold LICENSOR harmless from any claims by third parties arising from the manufacture, use, sale, importation, or other disposition of LICENSED PRODUCTS by LICENSEE. LICENSEE shall be fully responsible for all aspects of developing expertise and proficiency with regard to manufacturing, use, and sale, of LICENSED PRODUCTS and in this respect it shall indemnify, hold harmless, and defend LICENSOR, and LICENSOR's subsidiaries, affiliates, officers, directors, representatives, employees, or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses (collectively, "CLAIMS"), including, but not limited to, reasonable attorneys' fees and or agents against any and all claims, causes of action, demands, judgments, settlements, expenses, or losses

    (collectively, "CLAIMS"), including, but not limited to, reasonable attorneys' fees and court costs, arising out of or in connection with: a) the design, development, manufacture, use, packaging, distribution, or shipment of LICENSED PRODUCTS; b) any breach of any representation, warranty, or covenant of LICENSEE hereunder; or c) the failure of LICENSEE to perform any covenants or obligations contained in this AGREEMENT. LICENSEE shall have the exclusive right to control the defense of any such CLAIM, including the right to select counsel and to settle any claim, provided that LICENSEE shall consult with LICENSOR, and obtain LICENSOR's consent, which shall not be unreasonably withheld or delayed, before settling any claim that affects the LICENSED PATENTS. The obligations of LICENSEE set forth in this Section 10.4(a) shall apply only if LICENSOR notifies LICENSEE in writing within 15 days following receipt of written notice of any CLAIM brought against LICENSOR in respect of which LICENSOR intends to invoke the provisions of this Section 10.4(a). LICENSEE shall keep LICENSOR informed on a current basis of its defense of any claims pursuant to this Section 10.4(a).

  (b)
  LICENSOR shall indemnify, hold harmless, and defend LICENSEE, its AFFILIATES, the PERLEGEN ENTITIES, and their respective subsidiaries, officers, directors, representatives, employees, and/or agents against any and all CLAIMS, including, but not limited to, reasonable attorneys' fees and court costs, arising out of or in connection with: a) any breach of any representation, warranty, or covenant of LICENSOR hereunder or b) the failure of LICENSOR to perform any covenants or obligations contained in this AGREEMENT. LICENSOR shall have the exclusive right to control the defense of any such CLAIM, including the right to select counsel and to settle any claim, provided that LICENSOR shall consult with LICENSEE, and obtain LICENSEE's consent, which shall not be unreasonably withheld or delayed, before settling any claim. The obligations of LICENSOR set forth in this Section 10.4(b) shall apply only if LICENSEE notifies LICENSOR in writing within 15 days following receipt of written notice of any CLAIM brought against LICENSEE in respect of which LICENSEE intends to invoke the provisions of this Section 10.4(b). LICENSOR shall keep LICENSEE informed on a current basis of its defense of any claims pursuant to this Section 10.4(b).
10.5
CONSTRUCTION: This AGREEMENT has been negotiated by the parties and their respective counsel. This AGREEMENT shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either party. This AGREEMENT shall not be construed in favor or against either party by reason of the authorship of any provisions hereof. The existence or absence of any term or condition of this AGREEMENT shall not be used in the construction or interpretation of any other agreement between the parties. The existence or absence of any term or condition of any other agreement between the parties shall not be used in the construction or interpretation of this AGREEMENT.

10.6
DUE DILIGENCE: LICENSEE understands that market presence is an important factor in LICENSOR's decision to enter into this AGREEMENT. Accordingly, LICENSEE agrees to use its commercially reasonable efforts to develop expertise and proficiency in the manufacture, use, and /or sale of LICENSED PRODUCTS in the FIELD OF USE.

10.7
MARKINGS: LICENSEE shall use markings as LICENSOR may reasonably request from time to time, including, but not limited to, marking the LICENSED PRODUCTS and/or documentation related thereto with patent number(s).

10.8
MODIFICATION: This AGREEMENT sets forth the entire agreement and understanding between the parties as to the subject matter of this AGREEMENT and merges all prior discussions between the parties, and no one of the parties shall be bound by any modification of this AGREEMENT, or by any conditions, definitions, warranties, or representations with respect to the subject matter of this AGREEMENT, other than as expressly provided for herein, or as duly set forth on or subsequent to the EFFECTIVE DATE in writing and signed by duly authorized representatives of the party to be bound thereby.

10.9
CHOICE OF LAW: This AGREEMENT and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of New York, and the parties hereto submit and consent to jurisdiction and venue in New York, New York, except to the extent preempted by federal jurisdiction in which case such jurisdiction shall be in the Federal courts of New York.

10.10
ARBITRATION: Notwithstanding Section 10.9 above, other than injunctive relief or pre-award attachment of assets which may, but need not be, pursued in a court of law, the parties agree that any controversy or claim arising under this AGREEMENT shall be submitted to binding arbitration in New York, New York pursuant to the Rules of Arbitration of the American Arbitration Association (AAA) by an arbitral tribunal comprised of three arbiters. Each party shall nominate one arbiter appointed in accordance with the Rules. If a party fails to nominate an arbiter within thirty (30) days from the date on which the claimant's demand for arbitration has been communicated to the other party, the AAA shall make such appointment. The two arbiters so appointed shall agree upon a third arbiter who shall act as chair of the arbitral tribunal. If the two arbiters fail to nominate a chair within forty-five (45) days from the second of the two appointments, the AAA shall select the chair. The language of the arbitration shall be in English. The parties agree to exclude any right to appeal to any court of law on the merits of the dispute, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction over the award, either of the parties, or their assets.

10.11
GOVERNING DOCUMENT: This AGREEMENT may be translated into languages other than English for the convenience of the parties hereto provided, however, the English language version of this AGREEMENT shall be the governing version and shall not be affected by the interpretation of any other language versions.

10.12
ATTORNEYS' FEES: Upon resolution of any claim or controversy arising under this AGREEMENT, the prevailing party shall be awarded its reasonable attorneys' fees and costs in addition to any other amount awarded.

10.13
DISCLAIMER OF WARRANTIES: Except as expressly set forth herein, EACH PARTY EXPRESSLY DISCLAIMS, TO THE EXTENT ALLOWED BY APPLICABLE LAW, ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE (EVEN IF INFORMED OF SUCH PURPOSE), NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

10.14
LIMITATION OF LIABILITY: EXCEPT FOR BREACH OF PAYMENT TERMS UNDER ARTICLE 5 OR FOR LIABILITY FOR BREACH OF ARTICLE 8, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

10.15
INDEPENDENT BUSINESS: LICENSEE acknowledges that its business operation is completely independent of LICENSOR and LICENSEE shall at no time hold itself out as an agent or representative of LICENSOR. No partnership, joint venture, or other relationship shall be deemed to exist by virtue of this AGREEMENT.

10.16
INDEPENDENT TERMS: All the terms of this AGREEMENT shall be independent and unconditional so that the performance of any one term shall not be subject to any set off or counterclaim.

10.17
SEVERABILITY: In the event any clause or term of this AGREEMENT is determined to be void, invalid, or unenforceable, the clause shall be stricken to the extent necessary in order to overcome the limitation and as revised this AGREEMENT shall remain in full force and effect.

10.18
ASSIGNMENT: This AGREEMENT may not be assigned by LICENSEE except to (i) any PERLEGEN ENTITY or (ii) any business acquiring substantially all of the relevant business assets of LICENSEE; provided however, that the products and/or services of such acquiring company's pre-existing business shall not be considered "LICENSED PRODUCT(S)" as a result of such acquisition or as a result of such assignment. Any other attempt to extend the rights and licenses granted herein to such business shall be void and shall automatically terminate this AGREEMENT.

10.19
HEADINGS: The headings contained within this AGREEMENT are for convenience and reference purposes only. They do not form a part hereof and shall not affect the meaning or interpretation of this AGREEMENT.

10.20
FURTHER ASSURANCES: The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this AGREEMENT and consummate the transactions herein provided.

10.21
FORCE MAJEURE: Neither party shall be held responsible if the fulfillment of any terms or provisions of this AGREEMENT are delayed or prevented by wars, revolutions, fires, floods, acts of God or other cause not within the control of the party whose performance is interfered with, and which by the exercise of reasonable diligence, the party is unable to prevent.

10.22
COUNTERPARTS: This AGREEMENT may be executed in counterparts (including facsimile signatures), each of which will be deemed an original and all of which together constitute one instrument.

        IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this AGREEMENT.

LICENSOR:	LICENSEE:
GeneType AG	Perlegen Sciences, Inc.
By	By
Printed Name/Date	Printed Name/Date
Title	Title

APPENDIX "A"
Licensed Patents

United States Patent Nos. 5,612,179; 5,851,762; 5,192,659; 5,789,568; and 5,096,557

United States Patent Application Nos. 551,239, 465,863, 405,499, 398,217, 949,652, 971,856, 550,939, 550,940

APPENDIX "B"
Subscription Agreement

PERLEGEN SCIENCES, INC.

SUBSCRIPTION AGREEMENT

        This Subscription Agreement (this "Agreement") is made by and among PERLEGEN SCIENCES, INC., a Delaware corporation (the "Company"), and GENETYPE AG, a wholly owned subsidiary of Genetic Technologies Limited, having an office at 60-66 Hanover Street, Fitzroy, Victoria 3065, Australia ("Purchaser").

        1.    Purchase.    Subject to the terms and conditions of this Agreement, the Company agrees to sell to Purchaser, and Purchaser agrees to purchase from the Company, One Hundred Twenty-Seven Thousand (127,000) shares of Series B Preferred Stock), at a price of $3.60 per share (the "Shares"). The consideration for the Shares shall be in the form of a license of the Licensed Patents (as listed on Appendix A of the License Agreement) from the Purchaser to the Company pursuant to that certain Licensing Agreement, by and between the Purchaser and the Company, of even date herewith (the "License Agreement").

        2.    Delivery and Payment.    The Company will deliver to Purchaser a certificate or certificates, registered in Purchaser's name, representing the Shares against receipt of the executed License Agreement from the Purchasers.

        3.    Rights of Refusal.

          (a)    Transfer Notice.    If at any time, or from time to time, the Purchaser proposes to transfer any or all of the Shares, or the Common Stock of the Company into which the Shares are convertible (the "Conversion Shares"), to one or more third parties (a "Transfer"), then the Purchaser shall give the Company written notice of the Purchaser's intention to make the Transfer (the "Transfer Notice"), which Transfer Notice shall include (i) a description of the securities to be transferred ("Offered Shares"), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made.

          (b)    Company's Option.    The Company shall have an option for a period of ten (10) business days from the Company's receipt of the Transfer Notice to elect to purchase all or any portion of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and, thereby, purchase all or any portion of the Offered Shares by notifying the Purchaser in writing before expiration of such ten (10) business day period as to the number of such shares which it wishes to purchase. If the Company gives the Purchaser notice that it desires to purchase such shares, then such notice shall constitute an irrevocable commitment to purchase such shares and payment for the Offered Shares shall be by check or wire transfer, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than thirty (30) business days after the Company's receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) or unless the value of the purchase price has not yet been established pursuant to Section 3(c) or unless antitrust or other regulatory approvals or expirations of legally mandated waiting periods require a closing at a later date.

          (c)    Valuation of Property.    Should the purchase price specified in the Transfer Notice be payable in property other than cash or evidences of indebtedness, the Company shall have the right to pay the purchase price in the form of cash equal in amount to the fair market value of such property, as determined in good faith by the Board of Director's of the Company.

          (d)    Non-Exercise of Rights.    In the event that the Company has not exercised its right to purchase the Offered Shares within the time period specified in this Section 3, the Purchaser shall have a period of sixty (60) days from the expiration of such rights (or such longer period as is necessary to comply with any applicable regulatory waiting period or obtain any applicable regulatory approval) in which to sell the Offered Shares upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall acquire the Offered Shares free and clear of subsequent rights of first refusal under this Agreement. In the event the Purchaser does not consummate the sale or disposition of the Offered Shares within the sixty (60) day period from the expiration of these rights (or such longer period as is necessary to comply with any applicable regulatory waiting period or obtain any applicable regulatory approval), the Company's first refusal rights shall continue to be applicable to any subsequent disposition of the Offered Shares by the Purchaser until such right lapses in accordance with the terms of this Agreement. Furthermore, the exercise or non-exercise of the rights of the Company under this Section 3 to purchase equity securities from the Purchaser shall not adversely affect their rights to make subsequent purchases from the Purchaser of equity securities.

          (e)   Notwithstanding the foregoing, any attempt by the Purchaser to transfer equity securities in violation of Section 2 hereof shall be void and the Company will not effect such a transfer nor will it treat any alleged transferee(s) as the holder of such shares.

        4.    Representations of Purchaser.    Purchaser hereby represents and warrants to the Company as follows:

          (a)    Experience.    Purchaser has experience in evaluating and investing in private placement transactions so that Purchaser is capable of evaluating the merits and risks of Purchaser's investment in the Company. Purchaser, by reason of his, her or its business or financial experience or the business or financial experience of his, her or its professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly, has the capacity to protect his, her or its own interests in connection with the purchase of the Shares hereunder.

          (b)    Investment.    Purchaser is acquiring the Shares for investment for Purchaser's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Purchaser understands that the Shares to be purchased and the Conversion Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser's representations as expressed herein. Purchaser has not been formed for the specific purpose of acquiring the Shares (or the underlying Common Stock).

          (c)    Rule 144.    Purchaser acknowledges that the Shares and the Conversion Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including a requirement that the securities be held prior to resale for the applicable holding periods specified in Rule 144, the existence of a public market for the shares, and, in some cases, the availability of certain current public information about the Company, compliance with the manner of sale requirements of Rule 144, and the number of shares being sold during any three-month period not exceeding specified limitations.

          (d)    No Public Market.    Purchaser understands that no public market now exists for any of the securities issued by the Company, that the Company has made no assurances that a public market will ever exist for the Shares (or the underlying Common Stock) and that, even if such a public market exists at some future time, the Company may not then be satisfying the current public information requirements of Rule 144.

          (e)    Access to Data.    Purchaser and its representatives have met with representatives of the Company and thereby have had the opportunity to ask questions of, and receive answers from, said representatives concerning the Company and the terms and conditions of this transaction as well as to obtain any information requested by Purchaser. Any questions raised by Purchaser or his, her or its representatives concerning the transaction have been answered to the satisfaction of Purchaser and his, her or its representatives. Purchaser's decision to purchase the Shares is based in part on the answers to such questions as Purchaser and its representatives have raised concerning the transaction and on its own evaluation of the risks and merits of the purchase and the Company's proposed business activities.

          (f)    Accredited Investor.    Purchaser is an "accredited investor" for purposes of Regulation D under the Securities Act and it is able financially to bear the risks of purchasing and owning the Shares.

          (g)    Authorization.    All corporate action on the part of Purchaser, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement by Purchaser, the performance of all obligations of hereunder by Purchaser has been taken and this Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

          (h)    Tax Consequences.    Purchaser has reviewed with his, her or its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents and understands that Purchaser (and not the Company) shall be responsible for Purchaser's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

          (i)    Foreign Purchaser.    Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares and the Conversion Shares, its receipt of the Shares and the Conversion Shares and any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase or receipt of the Shares, (ii) any foreign exchange restrictions applicable to such purchase or receipt, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. Purchaser represents that Purchaser's subscription and payment for and continued beneficial ownership of the Shares and the Conversion Shares, will not violate any applicable securities or other laws of the Purchaser's jurisdiction.

        5.    Representation of Company.    The Company hereby represents and warrants to Purchaser as follows:

          (a)    Authorization.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Shares and Conversion Shares has been taken and this

  Agreement constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

          (b)    Valid Issuance of Securities.    The Shares being issued to Purchaser hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of any liens or encumbrances except as set forth herein or in the Company Certificate of Incorporation; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein. Based in part upon the representations of Purchaser in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws. The Conversion Shares issuable upon conversion of the Shares has been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Company's Certificate of Incorporation shall be duly and validly issued, fully paid and non-assessable and free of any liens or encumbrances except as set forth herein or in the Company Certificate of Incorporation (provided, however, that such Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein) will be issued in compliance with all applicable federal and state securities laws.

        6.    Qualification of Securities.    The sale of the securities that are the subject of this Agreement has not been qualified with the Commissioner of Corporations of the State of California, and the issuance of such securities or the payment or receipt of any part of the consideration therefor prior to such qualification is unlawful, unless the sale of securities is exempt from the qualification by Section 25100, 25102 or 25105 of the California Corporations Code. The rights of all parties to this Agreement are expressly conditioned upon such qualification being obtained, unless the sale is so exempt.

        7.    Legends.    Purchaser acknowledges and understands that the certificate evidencing the Shares (and the Conversion Shares) shall bear the following legends (and any other legends required under state securities laws or otherwise in the opinion of legal counsel for the Company):

  "THE SALE, PLEDGE, HYPOTHECATION, ASSIGNMENT OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERITIFICATE IS SUBJECT TO A RIGHT OF FIRST REFUSAL BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH RIGHT OF FIRST REFUSAL MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY. ANY TRANSFER IN VIOLATION OF THE RIGHT OF FIRST REFUSAL IS VOID."

  "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) (1) IF REGISTERED UNDER THE SECURITIES ACT OR (2) IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION (IT BEING UNDERSTOOD THAT NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF AN EXEMPTION) AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES."

        8.    Counterparts.    This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

        9.    Severability.    If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

        10.    Confidentiality.    Each party hereto agrees that, except with the prior written permission of the other party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of Shares (or Common Stock receivable upon conversion of the Shares) purchased hereunder. The provisions of this Section 10 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby or contained in the License Agreement.

        11.    General.    This Agreement shall be governed by the internal laws of the State of California, is not assignable by any party and represents the entire agreement among the parties. This Agreement may only be modified or amended in writing with the consent of the Company and Purchaser. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in all respects by the internal laws of the State of California, without regard to conflict of laws provisions.

        12.    "Market Stand-off" Agreement.    Purchaser agrees not to sell or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by it for a period not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act if so requested by the Company and underwriter of Common Stock (or other securities) of the Company, provided that:

          (a)   such agreement shall apply only to the first underwritten registered public offering of the Company;

          (b)   such agreement shall apply only to securities held by Purchaser prior to the effective date of such registration statement and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement; and

          (c)   all officers and directors of the Company and all holders of 5% or more of the Company's securities enter into similar agreements. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such period.

        IN WITNESS WHEREOF, the parties have executed this Agreement on June 7, 2002.

"Company"	Perlegen Sciences, Inc., a Delaware corporation
By:
Title:

"Purchaser"	GENETYPE AG, a wholly owned subsidiary of Genetic Technologies Limited
By:
Title:

APPENDIX "C"
EXISTING LICENSES

  •
  Pharmacia Corporation, having an office at 100 Route 206 North, Peapack, New Jersey, 07977 USA (limited to the internal standards patent (the '557 patent))

  •
  Genetic Solutions Pty Ltd., having an office at 50 Meiers Road, Indooroopilly QLD 4068 Australia (limited to gene marker tests for application in the domestic livestock and aquaculture industries)

  •
  Nanogen, Inc., having an office at 10398 Pacific Center Court, San Diego, CA 92121, USA (limited to electronic microarray technology)

  •
  Sequenom, Inc., having an office at 3595 John Hopkins Court, San Diego, California, USA (limited to mass spectrometry analysis)

QuickLinks

  Exhibit 4.5
License Agreement
APPENDIX "A" Licensed Patents
APPENDIX "B" Subscription Agreement
APPENDIX "C" EXISTING LICENSES